EXHIBIT 21.1

Subsidiaries of Southeastern Bank Financial Corporation

Name	Jurisdiction of Incorporation
Georgia Bank & Trust Company of Augusta	Georgia

Southeastern Bank Financial Statutory Trust I	Connecticut

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